EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces 2007 Second Quarter and First Half Financial Results

New York, NY – August 9, 2007 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced financial results for the quarter and six months ended June 30, 2007.

Highlights for the quarter ended June 30, 2007 include:

•
After adjusting for the 2006 initial public offering (IPO) restricted stock awards, net income and diluted earnings per share, on a non-U.S. Generally Accepted Accounting Principles (GAAP) basis, increased 43.4% and 22.6%, respectively, to $12.0 million and $0.38 per share. This is compared with net income and diluted earnings per share of $8.4 million and $0.31 per share for the second quarter of 2006. A reconciliation between our GAAP results and non-GAAP measures is attached.

•	Total revenues increased 30.6% to $119.8 million compared to $91.7 million for the second quarter of 2006.

•	Investment banking revenue increased 47.0% to $67.3 million compared to $45.8 million for the second quarter of 2006.

•	Commissions revenue increased 22.2% to $38.6 million compared to $31.6 million for the second quarter of 2006.

•
Principal transactions revenue decreased 51.4% to $3.6 million compared to $7.4 million for the second quarter of 2006, primarily as a result of higher equity market making losses and lower gains on fixed income securities.

•
Operating compensation ratio (GAAP compensation and benefits expense adjusted for the 2006 IPO restricted stock awards divided by total revenues) was 55.5%. This compares to a compensation ratio of 58.2% in the second quarter of 2006.

•
Non-compensation expenses increased 36.7% to $31.7 million compared to $23.2 million for the second quarter of 2006. The increase was primarily due to other expenses, which includes higher insurance costs and professional fees associated with being a public company in 2007 and increased business development costs.

•	As of June 30, 2007, preliminary stockholders’ equity amounted to $429.8 million, resulting in a preliminary book value of $14.68 per share.

Highlights for the six months ended June 30, 2007 include:

•
After adjusting for the 2006 IPO restricted stock awards, non-GAAP net income increased 16.3% to $21.6 million. This is compared to net income of $18.6 million for the first half of 2006.  Diluted earnings per share remained unchanged at $0.68 per share compared to the first half of 2006.

•	Total revenues increased 14.4% to $221.0 million compared to $193.1 million for the first half of 2006.

•	Investment banking revenue increased 21.7% to $113.9 million compared to $93.6 million for the first half of 2006.

•	Commissions revenue increased 24.5% to $75.4 million compared to $60.6 million for the first half of 2006.

•
Principal transactions revenue decreased 54.1% to $11.8 million compared to $25.7 million for the first half of 2006 primarily as a result of higher equity market making losses and lower gains on fixed income and equity securities. In addition, first half 2006 principal transactions revenue included a $4.8 million gain with respect to the New York Stock Exchange seat conversion.

•
Operating compensation ratio (GAAP compensation and benefits expense adjusted for the 2006 IPO restricted stock awards divided by total revenues) was 56.1%. This compares to a compensation ratio of 58.4% in the first half of 2006. In the first half of 2007, compensation expense included $3.6 million relating to the 2006 bonus restricted stock awards granted in February 2007 that was calculated in accordance with SFAS No. 123(R), including grants to employees who are and will be eligible to retire prior to the vesting date.

•
Non-compensation expenses increased 24.4% to $58.4 million compared to $47.0 million for the first half of 2006.  The increase was primarily due to other expenses, which includes higher insurance costs and professional fees associated with being a public company in 2007 and increased business development costs.

“We are pleased that our consolidated results continued to show good growth through the first half of the year.  The increase in equity commissions, particularly our European operation, was very strong, and continues a trend substantially better than our peers,”  said John G. Duffy, Chairman and Chief Executive Officer of KBW, Inc.  “Investment banking had an excellent first half, with advisory fees more than doubling and strong growth in public equity capital markets.  While recent events in the financial markets may cause uncertainty over the near-term, we are comfortable with our financial condition and optimistic about our competitive position.”

KBW, Inc. expects to file its quarterly report on Form 10-Q with the Securities and Exchange Commission on or about August 14, 2007.

Conference Call
A conference call with management to discuss financial results for the second quarter and first half of 2007 will be held on August 9, 2007 at 9:00 a.m. eastern time, and can be accessed at (800) 901-5226 (within U.S. and Canada)/(617) 786-4513 (International) (code: 26606150). A replay of the call will be available approximately two hours post-call at (888) 286-8010 (within U.S. and Canada)/(617) 801-6888 (International) (code: 37068277). A live audio webcast and delayed replay will also be available under the “Investor Relations” section of our website at http://www.kbw.com

About KBW
KBW, Inc., through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited and KBW Asset Management, is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our annual report on Form 10-K, which is available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Three and Six Months ended June 30, 2007 and 2006
(unaudited)
(Dollars in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues:
Investment banking	$67,308	$45,786	$113,945	$93,629
Commissions	38,629	31,622	75,400	60,560
Principal transactions, net	3,610	7,421	11,808	25,741	(c)
Interest and dividend income	8,665	6,192	17,227	11,728
Investment advisory fees	445	413	822	785
Other	1,095	274	1,830	702

Total revenues	119,752	91,708	221,032	193,145

Expenses:
Compensation and benefits	69,456	53,383	130,224	112,729
Occupancy and equipment	4,473	4,236	9,055	8,519

Communications and data processing	6,446	4,701	11,567	9,274
Brokerage and clearance	5,374	5,669	11,056	11,018
Interest	4,105	2,736	6,663	5,263
Other	11,308	5,857	20,100	12,917
Non-compensation expenses	31,706	23,199	58,441	46,991

Total expenses	101,162	76,582	188,665	159,720

Income before income tax expense	18,590	15,126	32,367	33,425
Income tax expense	8,195	6,732	14,251	14,875
Net income (a)	$10,395	$8,394	$18,116	$18,550

Earnings per share (a)(b):
Basic	$0.34	$0.31	$0.59	$0.68
Diluted	$0.33	$0.31	$0.57	$0.68

Weighted average number of common shares outstanding:

Basic	30,603,734	26,917,398	30,622,133	27,147,577
Diluted	31,543,189	26,917,398	31,534,205	27,147,577

(a)
Net income and earnings per share were classified as net income available to mandatorily redeemable common stockholders and net income available to mandatorily redeemable common stockholders per share, respectively, prior to November 8, 2006.

(b)	Share information has been restated to retroactively relfect a 43:1 stock split effected as a stock dividend on November 1, 2006.
(c)	Principal transactions, net for the six months ended June 30, 2006 includes a gain on the conversion of our New York Stock Exchange seat to cash and shares of NYSE Group, Inc. of $4.8 million.

Non-GAAP Financial Measures

We adopted Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“SFAS 123(R)”) during the first quarter of 2006.  We have reported in this press release our compensation and benefits expense, income before income tax expense, income tax expense, net income, compensation ratio and basic and diluted earnings per share on a non-GAAP basis for the three and six months ended June 30, 2007. The non-GAAP amount excluded was with respect to the amortization of stock compensation expense associated with the grant of IPO restricted stock awards to our employees on November 8, 2006.

The following provides details with respect to reconciling compensation and benefits expense, income before income tax expense, income tax expense, net income, compensation ratio and basic and diluted earnings per share on a GAAP basis for the three and six months ended June 30, 2007 to the aforementioned captions on a non-GAAP basis in the same respective period.

(Dollars in thousands, except per share information)
	GAAP	Reconciliation		Non-GAAP
Three months ended June 30, 2007:
Compensation and benefits expense	$69,456	$(2,935)	(a)	$66,521
Income before income tax expense	$18,590	$2,935	(a)	$21,525
Income tax expense	$8,195	$1,294	(b)	$9,489
Net income	$10,395	$1,641	(c)	$12,036
Compensation ratio (d)	58.0%			55.5%

Earnings per share:
Basic	$0.34	$0.05		$0.39
Diluted	$0.33	$0.05		$0.38

Weighted average number of
common shares outstanding:
Basic	30,603,734	-	(e)	30,603,734
Diluted	31,543,189	-	(e)	31,543,189

Six months ended June 30, 2007:
Compensation and benefits expense	$130,224	$(6,162)	(a)	$124,062
Income before income tax expense	$32,367	$6,162	(a)	$38,529
Income tax expense	$14,251	$2,713	(b)	$16,964
Net income	$18,116	$3,449	(c)	$21,565
Compensation ratio (d)	58.9%			56.1%

Earnings per share:
Basic	$0.59	$0.11		$0.70
Diluted	$0.57	$0.11		$0.68

Weighted average number of
common shares outstanding:
Basic	30,622,133	-	(e)	30,622,133
Diluted	31,534,205	-	(e)	31,534,205

(a)  The non-GAAP adjustment represents the pre-tax expense with respect to the amortization of the IPO restricted stock awards granted to employees on November 8, 2006.
(b)  The non-GAAP adjustment with respect to income tax expense represents the elimination of the tax benefit resulting from the amortization of the IPO restricted stock awards in the period.

(c)  The non-GAAP adjustment with respect to net income was the after-tax amortization of the IPO restricted stock awards in the respective periods.
(d)  The three and six months ended June 30, 2007 compensation ratio was calculated by dividing compensation and benefits expense by total revenues of $119,752 and $221,032, respectively.
(e)  Both the basic and diluted weighted average number of common shares outstanding were not adjusted.

We expect to grant restricted stock awards and other share-based compensation in the future. We do not expect to make any such substantial grants to employees outside of our regular compensation and hiring process, as we did when we granted the restricted stock awards in connection with our IPO.

Our management has utilized non-GAAP calculations of presented compensation and benefits expense, income before income tax expense, income tax expense, net income, compensation ratio and basic and diluted earnings per share that are adjusted in the manner presented above as an additional device to aid in understanding and analyzing our financial results for the three and six months ended June 30, 2007. Specifically, our management believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of our core operating results and business outlook. Our management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these non-GAAP measures of compensation and benefits expense, income tax expense, net income, compensation ratio and basic and diluted earnings per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that both our GAAP measures of compensation and benefits expense, income before income tax expense, income tax expense, net income, compensation ratio and basic and diluted earnings per share and the same respective non-GAAP measures of our financial performance should be considered together.

Further information regarding these non-GAAP financial measures is included in our annual report on Form 10-K, which is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.